EXHIBIT 99.1

EXHIBIT 99.1

GENESCO REPORTS COMPARABLE SALES

--Fourth Quarter-to-Date Comparable Sales Decreased 4% Year-Over-Year

--Now Expects Fiscal 2024 Adjusted EPS to be in the Range of $0.65-$0.85--

--Participating in 2024 ICR Conference, January 8, 2024--

NASHVILLE, Tenn., Jan. 8, 2024 –Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, decreased by 4% for the quarter-to-date period ended December 30, 2023. Same store sales decreased 6% and sales for the Company’s e-commerce businesses increased 3% on a comparable basis for that period. Comparable sales changes for each retail business for the period were as follows:

Quarter-to-Date (9 weeks ended December 30, 2023)

Comparable Sales vs. FY23
Journeys Group	(6)%
Schuh Group	(5)%
Johnston & Murphy Group	11%
Total Comparable Sales	(4)%
Store Sales	(6)%
Direct Sales	3%

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “Following a positive start to the holiday season, sales decelerated in the weeks approaching Christmas, as consumer shopping trends remained choppy and peak shopping days were not enough to offset the lulls in between. This was most pronounced at Journeys, where store results were pressured despite our more promotional stance. While consumer appetite for key items remained strong, there was less interest in boots, which are a meaningful part of our winter assortment. Positively, momentum remained strong at Johnston & Murphy, helping to counter the lower-than-expected results at Journeys, and our online businesses continued to post solid gains. With fourth quarter sales trending below our expectations, we now expect total year adjusted EPS to be in the range of $0.65 to $0.85 compared with our prior view for a range of $1.50-$2.00. We expect that we will be near the midpoint of this range. Looking forward, we are on course to enter fiscal 2025 with clean inventories and we will continue our efforts to better align our merchandise assortments with current consumer demand, while also reshaping our cost base. These actions, combined with our other strategic initiatives to elevate and evolve the Journeys business, are aimed at driving improved long-term value."

Genesco to Present at the 2024 ICR Conference

As previously announced, Genesco management will present at the 2024 ICR Conference on Monday, January 8, 2024, at 9:30 a.m. (Eastern Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future earnings, cost reductions, inventories, the Company’s ability to align merchandise with consumer demand and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S., U.K. and Republic of Ireland; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets including the Company’s ability to anticipate and respond to changes in consumer preferences; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,350 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contacts: Genesco Media Contact:

Tom George Claire S. McCall

(615)367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings (Loss) from Continuing Operations

Fiscal Year Ending February 3, 2024

In millions (except per share amounts)	High Guidance Fiscal 2024		Low Guidance Fiscal 2024
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings (loss) from continuing operations	$(13.7)	$(1.21)	$(16.4)	$(1.45)
Asset impairments and other adjustments:
Asset impairments and other matters	1.5	0.13	1.9	0.17
Goodwill impairment	21.9	1.93	21.9	1.93
Total asset impairments and other adjustments (1)	23.4	2.06	23.8	2.10
Adjusted forecasted earnings from continuing operations (2)	$9.7	$0.85	$7.4	$0.65

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2024 is approximately 24%.

(2)
EPS reflects 11.4 million share count for Fiscal 2024 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.